Exhibit 3.1

AMENDMENT, DATED January 26, 2016, TO

AMENDED AND RESTATED BYLAWS

OF

PERCEPTRON, INC.

(As Amended and Restated through November 12, 2007)

1. Article II DIRECTORS, Section 1 NUMBER, QUALIFICATIONS AND TERM OF OFFICE of the Restated Bylaws is hereby amended and restated, to read as follows, subject to approval by the Corporation’s shareholders:

“Section 1. NUMBER, QUALIFICATIONS AND TERM OF OFFICE. The property, business and affairs of the Corporation shall be managed by its Board of Directors, to consist of at least five (5) but not more than eleven (11) members, as determined by the Directors from time to time. Directors need not be shareholders. The Directors shall be elected at the annual meeting of the shareholders in each year and shall hold office, unless sooner displaced, until the next succeeding annual meeting of the shareholders and thereafter until their successors shall be elected and qualified in their stead, or until their resignation or removal. ”

2. Except as specifically amended by this Amendment, the Restated Bylaws shall remain in full force and effect and are hereby ratified and confirmed.

3. This Amendment shall be construed as one with the Restated Bylaws, and the Restated Bylaws shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.